Exhibit (a)(5)(I)

1	BRODSKY & SMITH
Evan J. Smith, Esquire (SBN 242352)
2	esmith@brodskysmith.com
Ryan P. Cardona, Esquire (SBN 302113)
3	rcardona@brodskysmith.com
9595 Wilshire Boulevard, Suite 900
4	Beverly Hills, CA 90212
Phone: (877) 534-2590
5	Facsimile: (310) 247-0160

6	Attorneys for Plaintiff
7
UNITED STATES DISTRICT COURT
8
9	NORTHERN DISTRICT OF CALIFORNIA

10	GABRIEL ESPINOZA,	Case No.:

11	Plaintiff,	Complaint For:
12	vs.	(1) Breach of Fiduciary Duties
(2) Aiding and Abetting Breach of
13	VOCERA COMMUNICATIONS, INC.,	Fiduciary Duties
	JOHN N. MCMULLEN, SHARON L.	(3) Violation of § 14 (e) of the Securities
14	O’KEEFE, MIKE BURKLAND,	Exchange Act of 1934
	RONALD A. PAULUS, BHARAT	(4) Violation of § 14 (d) of the Securities
15	SUNDARAM, JULIE ISKOW, BRENT D.	Exchange Act of 1934
	LANG, ALEXA KING, and HOWARD E.	(5) Violation of § 20(a) of Exchange Act
16	JANZEN,	of 1934
17	Defendants.
JURY TRIAL DEMANDED
18
19
Plaintiff, Gabriel Espinoza (“Plaintiff”), by and through his attorneys, alleges upon
20	information and belief, except for those allegations that pertain to him, which are alleged upon
21	personal knowledge, as follows:
22

SUMMARY OF THE ACTION
23
24	1. Plaintiff brings this stockholder action against Vocera Communications, Inc.
25	(“Vocera” or the “Company”) and the Company’s Board of Directors (the “Board” or the
26	“Individual Defendants,” collectively with the Company, the “Defendants”), for breaches of
27	fiduciary duty and for violations of Sections 14(e), 14(d) and 20(a) of the Securities and Exchange
28

1	Act of 1934 (the “Exchange Act”) as a result of Defendants’ efforts to sell the Company to Stryker
2	Corporation, Inc. (“Parent”) through merger vehicle Voice Merger Sub Corp. (“Merger Sub”)
3	(collectively with “Parent,” “Stryker”) as a result of an unfair process, as to enjoin an upcoming
4	tender off on a proposed all cash transaction (the “Proposed Transaction”).

5	2. The terms of the Proposed Transaction were memorialized in a January 6, 2022,
6	filing with the Securities and Exchange Commission (“SEC”) on Form 8-K attaching the definitive
7	Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger
8	Agreement, Stryker will acquire all of the remaining outstanding shares of Vocera’ common stock
9	at a price of $79.25 per share in cash. As a result, Vocera will become an indirect wholly-owned
10	subsidiary of Stryker.

11	3. Thereafter, on January 25, 2022, Vocera filed a Solicitation/Recommendation
12	Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC in support of the
13	Proposed Transaction.

14	4. In approving the Proposed Transaction, the Individual Defendants have breached
15	their fiduciary duties of loyalty, good faith, due care and disclosure by, inter alia, (i) agreeing to
16	sell Vocera without first taking steps to ensure that Plaintiff in his capacity as a public Company
17	stockholder would obtain adequate, fair and maximum consideration under the circumstances; and
18	(ii) engineering the Proposed Transaction to benefit themselves and/or Vocera without regard for
19	Plaintiff in his capacity as a public Company stockholder. Accordingly, this action seeks to enjoin
20	the Proposed Transaction and compel the Individual Defendants to properly exercise their
21	fiduciary duties to Plaintiff in his capacity as a public Company stockholder.

22	5. Next, it appears as though the Board has entered into the Proposed Transaction to
23	procure for itself and senior management of the Company significant and immediate benefits with
24	no thought to Plaintiff as a public stockholder. For instance, pursuant to the terms of the Merger
25	Agreement, upon the consummation of the Proposed Transaction, Company Board Members and
26	executive officers will be able to exchange all Company equity awards for the merger
27	consideration.
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1	6. In violation of the Exchange Act, Defendants caused to be filed the materially
2	deficient Recommendation Statement on January 25, 2022, with the SEC in an effort to solicit
3	stockholders, including Plaintiff, to tender their Vocera shares in favor of the Proposed
4	Transaction. The Recommendation Statement is materially deficient, deprives Plaintiff of the
5	information necessary to make an intelligent, informed and rational decision of whether to tender
6	in favor of the Proposed Transaction, and is thus in violation of the Exchange Act. As detailed
7	below, the Recommendation Statement omits and/or misrepresents material information
8	concerning, among other things: (a) the sales process and in particular certain conflicts of interest
9	for management; (b) the financial projections for Vocera, provided by Vocera to the Company’s
10	financial advisors Evercore Group, L.L.C. (“Evercore”); and (c) the data and inputs underlying the
11	financial valuation analyses, if any, that purport to support the fairness opinions created by
12	Evercore and provided to the Company and the Board.

13	7. Accordingly, this action seeks to enjoin the Proposed Transaction.

14	8. Absent judicial intervention, the Proposed Transaction will be consummated,
15	resulting in irreparable injury to Plaintiff. This action seeks to enjoin the Proposed Transaction.

16	PARTIES

17	9. Plaintiff is a citizen of California and, at all times relevant hereto, has been a Vocera
18	stockholder.

19	10. Defendant Vocera provides secure, integrated, and intelligent communication and
20	workflow solutions that empowers mobile workers in healthcare, hospitality, retail, energy,
21	education, and other mission-critical mobile work environments in the United States and
22	internationally. Vocera is incorporated under the laws of the State of Delaware and has its principal
23	place of business at 525 Race Street, San Jose, CA. Shares of Vocera common stock are traded on
24	the New York Stock Exchange under the symbol “VCRA.”

25	11. Defendant John N. McMullen (“McMullen”) has been a Director of the Company
26	at all relevant times.

27	12. Defendant Sharon L. O’Keefe (“O’Keefe”) has been a director of the Company at
28

1	all relevant times.

2	13. Defendant Mike Burkland (“Burkland”) has been a director of the Company at all
3	relevant times.

4	14. Defendant Ronald A. Paulus (“Paulus”) has been a director of the Company at all
5	relevant times.

6	15. Defendant Bharat Sundaram (“Sundaram”) has been a director of the Company at
7	all relevant times.

8	16. Defendant Julie Iskow (“Iskow”) has been a director of the Company at all relevant
9	times.

10	17. Defendant Brent D. Lang (“Lang”) has been a director of the Company at all
11	relevant times. In addition, Lang serves as the Company’s Chief Executive Officer (“CEO”).

12	18. Defendant Alexa King (“King”) has been a director of the Company at all relevant
13	times.

14	19. Defendant Howard E. Janzen (“Janzen”) has been a director of the Company at all
15	relevant times.

16	20. Defendants identified in ¶¶ 10 - 19 are collectively referred to as the “Individual
17	Defendants.”

18	21. Non-Party Parent is a Stryker Corporation operates as a medical technology
19	company. Parent was founded in 1941 and is headquartered in Kalamazoo, Michigan. Shares of
20	Parent common stock are traded on the New York Stock Exchange under the symbol “SYK”.

21	22. Non-Party Merger Sub is a wholly owned subsidiary of Parent created to effectuate
22	the Proposed Transaction.

23	JURISDICTION AND VENUE

24	23. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange
25	Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges
26	violations of Sections 14(a) and 20(a) of the Exchange Act. This action is not a collusive one to
27	confer jurisdiction on a court of the United States, which it would not otherwise have. The Court
28

1	has supplemental jurisdiction over any claims arising under state law pursuant to 28 U.S.C. § 1367.

2	24. Personal jurisdiction exists over each defendant either because the defendant
3	conducts business in or maintains operations in this District or is an individual who is either present
4	in this District for jurisdictional purposes or has sufficient minimum contacts with this District as
5	to render the exercise of jurisdiction over defendant by this Court permissible under traditional
6	notions of fair play and substantial justice.

7	25. Venue is proper in this District pursuant to 28 U.S.C. § 1391, because Vocera
8	maintains its principal offices in this district, and each of the Individual Defendants, as Company
9	officers or directors, has extensive contacts within this District.

10	THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

11	26. By reason of the Individual Defendants’ positions with the Company as officers
12	and/or directors, said individuals are in a fiduciary relationship with Vocera and owe the public
13	stockholders of the Company, including Plaintiff, the duties of due care, loyalty, and good faith.

14	27. By virtue of their positions as directors and/or officers of Vocera, the Individual
15	Defendants, at all relevant times, had the power to control and influence, and did control and
16	influence and cause Vocera to engage in the practices complained of herein.

17	28. Each of the Individual Defendants are required to act with due care, loyalty, good
18	faith and in the best interests of the Company public stockholders including Plaintiff. To diligently
19	comply with these duties, directors of a corporation must:

20	a. act with the requisite diligence and due care that is reasonable under the
21	circumstances;

22	b. act in the best interest of the Company and its public stockholders,
23	including Plaintiff;

24	c. use reasonable means to obtain material information relating to a given
25	action or decision;

26	d. refrain from acts involving conflicts of interest between the fulfillment
27	of their roles in the Company and the fulfillment of any other roles or
28

1	their personal affairs;

2	e. avoid competing against the company or exploiting any business
3	opportunities of the company for their own benefit, or the benefit of
4	others; and

5	f. disclose to the Company all information and documents relating to the
6	company’s affairs that they received by virtue of their positions in the
7	Company.

8	29. In accordance with their duties of loyalty and good faith, the Individual
9	Defendants, as directors and/or officers of Vocera, are obligated to refrain from:

10	a. participating in any transaction where the directors’ or officers’ loyalties are
11	divided;

12	b. participating in any transaction where the directors or officers are entitled
13	to receive personal financial benefit not equally shared by the Company or its public
14	stockholders including Plaintiff; and/or

15	c. unjustly enriching themselves at the expense or to the detriment of the
16	Company or its stockholders including Plaintiff.

17	30. Plaintiff alleges herein that the Individual Defendants, separately and together, in
18	connection with the Proposed Transaction, violated, and are violating, the fiduciary duties they
19	owe to Plaintiff as a public stockholder of Vocera, including their duties of loyalty, good faith, and
20	due care.

21	31. As a result of the Individual Defendants’ divided loyalties, Plaintiff will not receive
22	adequate, fair or maximum value for his Vocera common stock in the Proposed Transaction.

23	SUBSTANTIVE ALLEGATIONS
24
Company Background

25	32. Vocera provides secure, integrated, and intelligent communication and workflow
26	solutions that empowers mobile workers in healthcare, hospitality, retail, energy, education, and
27
28

1	their mission-critical mobile work environments in the United States and internationally. The
2	company’s communication solution integrates with other clinical systems, including electronic
3	health records, nurse call systems, and patient monitoring, as well as to provide critical data, alerts,
4	alarms, and clinical context that enable workflow.

5	33. The Company also offers Vocera Communication and Workflow System, a
6	software platform, which connects communication devices, such as hands-free, wearable, and
7	voice-controlled Smartbadge and badges, as well as third-party mobile devices; and Vocera Care
8	Experience, a hosted software suite that coordinates and streamlines provider-to-patient and
9	provider-to-provider communication and clinical rounding to enhance quality of care, patient and
10	staff experience, reduce care provider’s risk, and improve reimbursements, as well as Vocera Ease,
11	a cloud-based communication platform and mobile application to enhance the patient experience
12	by enabling friends and family members to receive timely updates about the progress of their loved
13	one in the hospital. In addition, the company provides professional, software maintenance, and
14	technical support services; and classroom training, distance learning, or customized courseware
15	for systems administrators, IT and industry-specific professionals, and end-user educators.

16	34. As of December 31, 2020, the company provided its solutions to approximately
17	1,900 healthcare facilities, including large hospital systems, small and medium-sized local
18	hospitals, clinics, surgery centers, and aged-care facilities. It sells its products through direct sales
19	force, resellers, and distributors. The company was incorporated in 2000 and is headquartered in
20	San Jose, California.

21	35. The Company’s most recent financial performance press release, revealing
22	financial results from the quarter preceding the announcement of the Proposed Transaction,
23	indicated sustained and solid financial performance. For example, in the October 28, 2021 press
24	release announcing its 2021 Q3 financial results, the Company highlighted such milestones as total
25	revenue of $63.6 million, up 18% compared to $53.8 million last year, GAAP net income of $2.1
26	million compared to $4.2 million last year Adjusted EBITDA of $15.3 million compared to $13.5
27	million last year.
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1	36. Speaking on these positive results, CEO Defendant Lang commented on the
2	Company’s positive financial results as follows, “The third quarter was another fantastic quarter
3	for our business with strong growth and customer success,” ”Our market leadership in both the
4	commercial and federal healthcare markets continued with impressive bookings and revenue
5	growth, demonstrating the value of our unique solutions and the strong execution by our team.”

6	37. The results from earlier in 2021 told the same story. When the Company announced
7	its Q2 2021 earnings on July 29. 2021, it highlighted similar success, posting results such as total
8	revenue of $56.2 million, up 19% compared to $47.3 million last year.

9	38. These positive results are not an anomaly, but rather, are indicative of a trend of
10	continued financial success and future potential success by Vocera. Clearly, based upon these
11	positive financial results and outlook, the Company is likely to have tremendous future success.

12	39. Despite this upward trajectory and continually increasing financial results, the
13	Individual Defendants have caused Vocera to enter into the Proposed Transaction without
14	providing requisite information to Vocera stockholders such as Plaintiff.

15	The Flawed Sales Process

16	40. As detailed in the Recommendation Statement, the process deployed by the
17	Individual Defendants was flawed and inadequate, was conducted out of the self-interest of the
18	Individual Defendants and was designed with only one concern in mind — to effectuate a sale of
19	the Company by any means possible.

20	41. Notably, the Recommendation Statement indicates that an “informal advisory
21	team” of the Board members and members of the management team was created to “help advise”
22	Vocera management regarding the sales process. However, the Recommendation Statement
23	indicates is silent as to whether this informal advisory team was not delegated any actual authority.
24	Moreover, the Recommendation Statement clearly indicates that Company insiders sat on this
25	informal advisory team. The Recommendation Statement fails to indicate why a proper, formal,
26	committee of disinterested and independent directors was not created to run the sales process

27	42. In addition, the Recommendation Statement is silent as to the nature of the
28

1	confidentiality agreements entered into between the Company and potentially interested third
2	parties, including Stryker, throughout the sales process, if any, and whether these agreements differ
3	from each other, and if so in what way. The Recommendation Statement also fails to disclose all
4	specific conditions under which any standstill provision contained in any entered confidentiality
5	agreement entered into between the Company and any potentially interested third parties, including
6	Stryker, throughout the sales process, if any, would fall away

7	43. It is not surprising, given this background to the overall sales process, that it was
8	conducted in an inappropriate and misleading manner.

9	The Proposed Transaction

10	44. On January 6, 2022, Stryker issued a press release announcing the Proposed
11	Transaction. The press release stated, in relevant part:

12	Kalamazoo, Michigan — January 6, 2022 — Stryker (NYSE: SYK) announced today a definitive merger agreement to acquire all of the issued and outstanding
13	shares of common stock of Vocera Communications, Inc. (NYSE: VCRA) for
14	$79.25 per share, or a total equity value of approximately $2.97 billion and a total enterprise value of approximately $3.09 billion (including convertible notes).
15	Vocera, which was founded in 2000, has emerged as a leading platform in the digital care coordination and communication category. The importance of this
16	growing segment has continued to expand throughout the pandemic as it aims to reduce cognitive overload for caregivers and enables them to deliver the best patient
17	care possible.

18	Vocera brings a highly complementary and innovative portfolio to Stryker’s
19	Medical division that will address the increasing need for hospitals to connect caregivers and disparate data-generating medical devices, which will help drive
20	efficiencies and improve safety and outcomes. Vocera’s highly developed software competency, unique and innovative hardware solutions, and the ability to securely
21	enable remote communication between patients and their families, complements
22	Stryker’s Advanced Digital Healthcare offerings. The combined business will further advance Stryker’s focus on preventing adverse events throughout the
23	continuum of care.

24	“This acquisition underscores our commitment and focus on our customer,” stated
Kevin Lobo, Chair and Chief Executive Officer, Stryker. “Vocera will help Stryker
25	significantly accelerate our digital aspirations to improve the lives of caregivers and
26	patients.”
27
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1	“Today’s milestone represents an exciting opportunity for Vocera given the clear alignment of mission, goals and culture between our two organizations and our
2	ability to drive even greater economic and clinical value for our customers,” said
3	Brent Lang, Chairman and Chief Executive Officer, Vocera.

4	Under the terms of the merger agreement, Stryker will commence a tender offer for all outstanding shares of common stock of Vocera for $79.25 per share in cash. The
5	boards of directors of both Stryker and Vocera have unanimously approved the transaction. The closing of the transaction is subject to expiration or termination of
6	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements
7	Act, completion of the tender offer and other customary closing conditions.

8	The acquisition is expected to close in the first quarter of 2022 and is expected to have a neutral impact to net earnings per diluted share in 2022.
9
The Inadequate Merger Consideration
10
45. Significantly, the Company’s financial prospects, opportunities for future
11	growth, and investment in innovation establish the inadequacy of the merger consideration.
12
46. First, the compensation afforded under the Proposed Transaction to
13	Company stockholders significantly undervalues the Company. The proposed valuation
14	does not adequately reflect the intrinsic value of the Company.
15
47. Moreover, post-closure, Plaintiff will be frozen out of his ownership interest
16	in the Company and will not be able to reap the rewards of the Company’s future prospects.
17
48. It is clear from these statements and the facts set forth herein that this deal
18	is designed to maximize benefits for Stryker at the expense of Vocera stockholders,
19	including specifically Plaintiff, which clearly indicates that Plaintiff in his capacity as a
20	Vocera stockholder was not an overriding concern in the formation of the Proposed
21	Transaction.
22
Preclusive Deal Mechanisms
23
49. The Merger Agreement contains certain provisions that unduly benefit Stryker by
24	making an alternative transaction either prohibitively expensive or otherwise impossible.
25	Significantly, the Merger Agreement contains a termination fee provision that is especially onerous
26	and impermissible. Notably, in the event of termination, the merger agreement requires Vocera to
27
28

1	pay up to $108.7 million to Stryker, if the Merger Agreement is terminated under certain
2	circumstances. Moreover, under one circumstance, Vocera must pay this termination fee even if it
3	consummates any competing Alternative Acquisition Agreement (as defined in the Merger
4	Agreement) within 12 months following the termination of the Merger Agreement. The termination
5	fee will make the Company that much more expensive to acquire for potential purchasers. The
6	termination fee in combination with other preclusive deal protection devices will all but ensure
7	that no competing offer will be forthcoming.

8	50.The Merger Agreement also contains a “No Solicitation” provision that restricts
9	Vocera from considering alternative acquisition proposals by, inter alia, constraining Vocera’s
10	ability to solicit or communicate with potential acquirers or consider their proposals. Specifically,
11	the provision prohibits the Company from directly or indirectly soliciting, initiating, proposing or
12	inducing any alternative proposal, but permits the Board to consider an unsolicited bona fide
13	acquisition proposal if it constitutes or is reasonably calculated to lead to a “Superior Company
14	Proposal” as defined in the Merger Agreement.

15	51.Moreover, the Merger Agreement further reduces the possibility of a topping offer
16	from an unsolicited purchaser. Here, the Individual Defendants agreed to provide Stryker
17	information in order to match any other offer, thus providing Stryker access to the unsolicited
18	bidder’s financial information and giving Stryker the ability to top the superior offer. Thus, a rival
19	bidder is not likely to emerge with the cards stacked so much in favor of Stryker.

20	52.These provisions, individually and collectively, materially and improperly impede
21	the Board’s ability to fulfill its fiduciary duties with respect to fully and fairly investigating and
22	pursuing other reasonable and more valuable proposals and alternatives in the best interests
23	Plaintiff in its capacity as a public Company stockholder.

24	53.Accordingly, the Company’s true value is compromised by the
25	consideration offered in the Proposed Transaction.

26	Potential Conflicts of Interest

27	54.The breakdown of the benefits of the deal indicate that Vocera insiders are the
28

1	primary beneficiaries of the Proposed Transaction, not the Company’s public stockholders such as
2	Plaintiff. The Board and the Company’s executive officers are conflicted because they will have
3	secured unique benefits for themselves from the Proposed Transaction not available to Plaintiff as
4	a public stockholder of Vocera.

5	55. Notably, Company insiders, currently own large, illiquid portions of Company
6	stock, which will be exchanged for the merger consideration upon the consummation of the
7	Proposed Transaction as follows:
8
		Table of Share-Related Payments

9		Name		Number of Shares Owned (#)		Total Offer Price Payable for Shares (5)
10		Executive Officers(1)
		Brent D. Lang(2)			252,045		19,974,566
11		Steven J. Anheier			3,969		314,543
		M. Bridget Duffy			13,343		1,057,433
12		Paul T. Johnson			64,558		5,116,222
		Douglas A. Carlen			29,485		2,336,686
13		Justin R. Spencer			54,452		4,315,321

14		Non-Employee Directors
		Michael Burkland			40,558		3,214,222
15		Julie Iskow			12,041		954,249
		Howard E. Janzen			48,687		3,858,445
16		Alexa King			37,729		2,990,023
		John N. McMullen			20,950		1,660,288
17		Sharon L. O’Keefe			39,687		3,145,195
		Ronald A. Paulus			11,815		936,339
18		Bharat Sundaram			12,041		954,249
19
	56. Additionally, Company insiders, currently own Company options, restricted stock
20	units, and other equity awards, which will be exchanged for the merger consideration upon the
21	consummation of the Proposed Transaction as follows:
22
		Vested Option		Unvested RSUs		Unvested PSUs
23		Number of	Cash	Number of	Cash	Number of	Cash	Total Cash
		Underlying	Consideration	Underlying	Consideration	Underlying	Consideration	Consideration
		Shares	Payable	Shares	Payable	Shares	Payable	Payable
24	Name	(#)(1)	($)(2)	(#)(3)	($)(4)	(#)(5)	($)(6)	($)(7)
	Executive Officers:
25	Brent D. Lang	3	199	193,496	15,334,558	254,184	20,144,082	35,478,839
	Steven J. Anheier			29,273	2,319,885	40,874	3,239,265	5,559,150
26	Douglas A. Carlen			50,114	3,971,535	54,266	4,300,581	8,272,116
	M. Bridget Duffy			50,114	3,971,535	54,266	4,300,581	8,272,116
	Paul T. Johnson	48,552	3,088,754	66,568	5,275,514	87,649	6,946,183	15,310,451
27	Justin R. Spencer	—	—	—	—	—	—	—
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1	Non-Employee Directors					—	—	—
	Michael Burkland	—	—	4,379	347,036	—	—	347,036
2	Julie Iskow	—	—	4,379	347,036	—	—	347,036
	Howard E. Janzen	—	—	4,379	347,036	—	—	347,036
	Alexa King	—	—	4,379	347,036	—	—	347,036
3	John N. McMullen	—	—	4,379	347,036	—	—	347,036
	Sharon L. O’Keefe	—	—	4,379	347,036	—	—	347,036
4	Ronald A. Paulus	—	—	4,379	347,036	—	—	347,036
5	Bharat Sundaram	—	—	4,379	347,036	—	—	347,036

6	57. In addition, certain employment agreements with certain Vocera executives, entitle
7	such executives to severance packages should their employment be terminated under certain
8	circumstances. These ‘golden parachute’ packages are significant, and will grant each director or
9	officer entitled to them millions of dollars, compensation not shared by Plaintiff and will be paid
10	out as follows:
11		Golden Parachute Compensation
						Perquisites/Benefits
12	Name(I)			Cash (S)(I)	Equity (S)(2)	(S)(3)		Total (S)(4)
	Brent D. Lang			1,711,884	35,478,640		51,561	37,242,085
13	Steven J. Anheier			512,328	5,559,150		43,158	6,114,636
	Douglas A. Carlen			337,397	8,272,115		32,369	8,641,881
14	M. Bridget Duffy			359,598	8,272,115		22,805	8,654,518
15	Paul T. Johnson			565,830	12,221,697		43,158	12,830,685

16	58. The Recommendation Statement also fails to adequately disclose communications
17	regarding post-transaction employment during the negotiation of the underlying transaction must
18	be disclosed to stockholders. Communications regarding post-transaction employment during the
19	negotiation of the underlying transaction must be disclosed to stockholders. This information is
20	necessary for Plaintiff to understand potential conflicts of interest of management and the Board,
21	as that information provides illumination concerning motivations that would prevent fiduciaries
22	from acting solely in the best interests of the Company’s stockholders.

23	59. Thus, while the Proposed Transaction is not in the best interests of Voccra, Plaintiff
24	or Company stockholders, it will produce lucrative benefits for the Company’s officers and
25	directors.
26
	The Materially Misleading and/or Incomplete Recommendation Statement

27	60. On January 25, 2022, the Vocera Board caused to be filed with the SEC a materially
28

1	misleading and incomplete Recommendation Statement, that in violation the Exchange Act and
2	breach of their fiduciary duties, failed to provide Plaintiff in his capacity as a Company stockholder
3	with material information and/or provides materially misleading information critical to the total
4	mix of information available to Plaintiff concerning the financial and procedural fairness of the
5	Proposed Transaction.

6	Omissions and/or Material Misrepresentations Concerning the Sales Process leading up
7	to the Proposed Transaction

8	61. Specifically, the Recommendation Statement fails to disclose material information
9	concerning the process conducted by the Company and the events leading up to the Proposed
10	Transaction. In particular, the Recommendation Statement fails to disclose:

11	a. The specific reasoning as to why the informal advisory team that was created
12	by the Board to aid in running the sales process contained Board members who
13	were not disinterested or independent and/or company insiders such as
14	members of management;

15	b. The specific reasoning as to why the informal advisory team created by the
16	Board to aid in running the sales process was not delegated any actual authority
17	to run the sales process;

18	c. Whether the terms of any confidentiality agreements entered during the sales
19	process between Vocera on the one hand, and any other third party (including
20	Stryker), if any, on the other hand, differed from one another, and if so, in what
21	way;

22	d. All specific conditions under which any standstill provision contained in any
23	entered confidentiality agreement entered into between the Company and
24	potentially interested third parties (including Stryker) throughout the sales
25	process, if any, would fall away; and

26	e. The Recommendation Statement also fails to adequately disclose
27	communications regarding post-transaction employment during the negotiation

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1	of the underlying transaction must be disclosed to stockholders.
2	Communications regarding post-transaction employment during the
3	negotiation of the underlying transaction must be disclosed to stockholders.
4	This information is necessary for stockholders to understand potential conflicts
5	of interest of management and the Board, as that information provides
6	illumination concerning motivations that would prevent fiduciaries from acting
7	solely in the best interests of the Company’s stockholders

8	Omissions and/or Material Misrepresentations Concerning Vocera’s Financial
9	Projections

10	62. The Recommendation Statement fails to provide material information concerning
11	financial projections for Vocera provided by Vocera management and relied upon by Evercore in
12	its analyses. The Recommendation Statement discloses management-prepared financial
13	projections for the Company which are materially misleading.

14	63. Notably, in connection with its fairness opinion rendered to the Company Board
15	regarding the Proposed Transaction, Evercore notes that it reviewed, “certain internal projected
16	financial data relating to Vocera prepared and furnished to us by management of Vocera, as
17	approved for Evercore’s use by Vocera, which we refer to as the Management Projections.”

18	64. The Recommendation Statement, therefore, should have, but fails to provide,
19	certain information in the projections that Vocera management provided to the Board and
20	Evercore. Courts have uniformly stated that “projections ... are probably among the most highly-
21	prized disclosures by investors. Investors can come up with their own estimates of discount rates
22	or [ ] market multiples. What they cannot hope to do is replicate management’s inside view of the
23	company’s prospects.” In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 201-203 (Del.
24	Ch. 2007).

25	65. With regard to the Management Projections for each of the Base Case, Upside
26	Case, and Downside Case the Recommendation Statement fails to disclose material line items for
27	the following metrics:
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1	a. Non-GAAP Gross Profit, including all underlying necessary inputs and
2	assumptions, including specifically: total cost of revenue, amortization of
3	acquired intangibles, restructuring costs, acquisition-related expenses, and
4	other non-recurring charges;

5	b. Non-GAAP Total Operating Expenses, including all underlying necessary
6	inputs and assumptions, including specifically: total operating expenses,
7	amortization of acquired intangibles, restructuring costs, acquisition-related
8	expenses, and other non-recurring charges;

9	c. Non-GAAP Operating Income, including all underlying necessary inputs and
10	assumptions, including specifically: GAAP net earnings (loss) before tax, net
11	interest expense, amortization of acquired intangibles, restructuring costs,
12	acquisition-related expenses, and other non-recurring charges; and

13	d. Adjusted EBITDA, including all underlying necessary inputs and assumptions,
14	including specifically: GAAP net earnings (loss) before tax, net interest
15	expense, amortization, restructuring costs, acquisition-related expenses, and
16	other non-recurring charges.

17	66. The Recommendation Statement also fails to disclose a reconciliation of all non-
18	GAAP to GAAP metrics utilized in the projections.

19	67. This information is necessary to provide Plaintiff in his capacity as a Company
20	stockholder a complete and accurate picture of the sales process and its fairness. Without this
21	information, Plaintiff is not fully informed as to Defendants’ actions, including those that may
22	have been taken in bad faith, and cannot fairly assess the process.

23	68. Without accurate projection data presented in the Recommendation Statement,
24	Plaintiff is unable to properly evaluate the Company’s true worth, the accuracy of Evercore’s
25	financial analyses, or make an informed decision whether to tender his shares in favor of the
26	Proposed Transaction. As such, the Board is in violation of the Exchange Act and in breach of
27	their fiduciary duties by failing to include such information in the Recommendation Statement.
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1	Omissions and/or Material Misrepresentations Concerning the Financial Analyses by
2	Evercore

3	69. In the Recommendation Statement, Evercore describes its fairness opinion and the
4	various valuation analyses performed to render such opinion. However, the descriptions fail to
5	include necessary underlying data, support for conclusions, or the existence of, or basis for,
6	underlying assumptions. Without this information, one cannot replicate the analyses, confirm the
7	valuations or evaluate Evercore’s fairness opinion.

8	70. With respect to the Discounted Cash Flow Analysis, the Recommendation
9	Statement fails to disclose the following:

10	a. The calculated terminal values for Vocera;

11	b. The specific inputs and assumptions used to determine the utilized perpetuity
12	growth rate range of 5.0% to 6.0%;

13	c. The specific inputs and assumptions used to determine the utilized terminal
14	multiple ranges of, 15.0x—20.0x, 20.0x—25.0x, and 10.0x—15.0x, as applied
15	to Vocera’s estimated Adjusted EBITDA in the Terminal Year;

16	d. The specific inputs and assumptions used to determine the utilized discount rate
17	range of 8.0% to 9.0%;

18	e. Vocera’s estimated weighted average cost of capital; and

19	f. The number of fully diluted Company Shares as of December 31, 2021.

20	71. With respect to the Selected Public Company Trading Analysis, the
21	Recommendation Statement fails to disclose the following:

22	a. The specific inputs and assumptions used to determine the utilized reference
23	range of enterprise value / revenue multiples of 8.0x—11.0x;

24	b. The specific inputs and assumptions used to determine the utilized reference
25	range of enterprise value / revenue multiples of 7.0x—9.0x; and

26	c. The number of fully diluted Company Shares as of December 31, 2021.

27	72. With respect to the Selected Transactions Analysis, the Recommendation Statement
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1	fails to disclose the following:

2	a. The specific inputs and assumptions used to determine the utilized reference
3	range of 9.0x - 10.0x LTM 2021 Revenue;

4	b. The specific inputs and assumptions used to determine the utilized reference
5	range of 8.0x - 9.0x NTM 2022 Revenue;

6	c. The specific transactions analyzed;

7	d. The specific metrics for the transactions analyzed;

8	e. The dates on which each selected transaction was announced;

9	f. The dates on which each selected transaction closed; and

10	g. The value of each selected transaction.

11	73. With respect to the Equity Research Analyst Price Targets, the Recommendation
12	Statement fails to disclose the following:

13	a. The specific price targets analyzed; and

14	b. The identity of the equity research analysts and/or firms that published the
15	utilized price targets.

16	74. These disclosures are critical for Plaintiff to be able to make an informed decision
17	on whether to tender his shares in favor of the Proposed Transaction.

18	75. Without the omitted information identified above, Plaintiff is missing critical
19	information necessary to evaluate whether the proposed consideration truly maximizes his value
20	and serves his interest as a stockholder. Moreover, without the key financial information and
21	related disclosures, Plaintiff cannot gauge the reliability of the fairness opinion and the Board’s
22	determination that the Proposed Transaction is in his best interests as a public Vocera stockholder.
23	As such, the Board has violated the Exchange Act and breached their fiduciary duties by failing to
24	include such information in the Recommendation Statement.

25	FIRST COUNT

26	Breach of Fiduciary Duties

27	(Against the Individual Defendants)
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1	76. Plaintiff repeats all previous allegations as if set forth in full herein.

2	77. The Individual Defendants have violated their fiduciary duties of care, loyalty and
3	good faith owed to Plaintiff in his capacity as a Company public stockholder.

4	78. By the acts, transactions and courses of conduct alleged herein, Defendants,
5	individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff of
6	the true value of his investment in Vocera.

7	79. As demonstrated by the allegations above, the Individual Defendants failed to
8	exercise the care required, and breached their duties of loyalty and good faith owed to the Plaintiff
9	in his capacity as a Company public stockholder by entering into the Proposed Transaction through
10	a flawed and unfair process and failing to take steps to maximize the value of the Company to
11	Plaintiff in his capacity as a Company public stockholder.

12	80. Indeed, Defendants have accepted an offer to sell Vocera at a price that fails to
13	reflect the true value of the Company, thus depriving Plaintiff in his capacity as a Company public
14	stockholder of the reasonable, fair and adequate value of his shares.

15	81. Moreover, the Individual Defendants breached their duty of due care and candor by
16	failing to disclose to Plaintiff in his capacity as a Company public stockholder all material
17	information necessary for it to make an informed decision on whether to tender his shares in favor
18	of the Proposed Transaction.

19	82. The Individual Defendants dominate and control the business and corporate affairs
20	of Vocera, and are in possession of private corporate information concerning Vocera’s assets,
21	business and future prospects. Thus, there exists an imbalance and disparity of knowledge and
22	economic power between them and Plaintiff in his capacity as a Company public stockholder
23	which makes it inherently unfair for them to benefit their own interests to the exclusion of Plaintiff.

24	83. By reason of the foregoing acts, practices and course of conduct, the Individual
25	Defendants have failed to exercise due care and diligence in the exercise of their fiduciary
26	obligations toward Plaintiff in his capacity as a Company public stockholder.

27	84. As a result of the actions of the Individual Defendants, Plaintiff in his capacity as a
28

1	Company public stockholder will suffer irreparable injury in that he has not and will not receive
2	its fair portion of the value of Vocera’s assets and has been and will be prevented from obtaining
3	a fair price for his holdings of Vocera common stock.

4	85. Unless the Individual Defendants are enjoined by the Court, they will continue to
5	breach their fiduciary duties owed to Plaintiff in his capacity as a Company public stockholder, all
6	to the irreparable harm of the Plaintiff.

7	86. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s
8	equitable powers can Plaintiff be fully protected from the immediate and irreparable injury which
9	Defendants’ actions threaten to inflict.

10	SECOND COUNT

11	Aiding and Abetting the Board’s Breaches of Fiduciary Duty

12	(Against Defendant Vocera)

13	87. Plaintiff incorporates each and every allegation set forth above as if fully set forth
14	herein.

15	88. Defendant Vocera knowingly assisted the Individual Defendants’ breaches of
16	fiduciary duty in connection with the Proposed Transaction, which, without such aid, would not
17	have occurred.

18	89. As a result of this conduct, Plaintiff in his capacity as a Company public stockholder
19	will suffer irreparable injury in that he has not and will not receive his fair portion of the value of
20	Vocera’s assets and has been and will be prevented from obtaining a fair price for its holdings of
21	Vocera common stock.

22	90. Plaintiff has no adequate remedy at law.

23	THIRD COUNT

24	Violations of Section 14(e) of the Exchange Act

25	(Against All Defendants)

26	91. Plaintiff repeats all previous allegations as if set forth in full herein.

27	92. Defendants have disseminated the Recommendation Statement with the intention
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1	of soliciting stockholders, including Plaintiff, to tender their shares in favor of the Proposed
2	Transaction.

3	93. Section 14(e) of the Exchange Act provides that in the solicitation of shares in a
4	tender offer, “[i]t shall be unlawful for any person to make any untrue statement of a material fact
5	or omit to state any material fact necessary in order to make the statements made, in the light of
6	the circumstances under which they are made, not misleading[.].

7	94. The Recommendation Statement was prepared in violation of Section 14(e) because
8	it is materially misleading in numerous respects and omits material facts, including those set forth
9	above. Moreover, in the exercise of reasonable care, Defendants knew or should have known that
10	the Recommendation Statement is materially misleading and omits material facts that are
11	necessary to render them non-misleading.

12	95. The Individual Defendants had actual knowledge or should have known of the
13	misrepresentations and omissions of material facts set forth herein.

14	96. The Individual Defendants were at least negligent in filing a Recommendation
15	Statement that was materially misleading and/or omitted material facts necessary to make the
16	Recommendation Statement not misleading.

17	97. The misrepresentations and omissions in the Recommendation Statement are
18	material to Plaintiff, and Plaintiff will be deprived of his entitlement to decide whether to tender
19	its shares on the basis of complete information if such misrepresentations and omissions are not
20	corrected prior to the expiration of the tender offer period regarding the Proposed Transaction.

21	98. Plaintiff has no adequate remedy at law.

22	FOURTH COUNT

23	Violations of Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9

24	(Against all Defendants)

25	99. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

26	100. Defendants have disseminated the Recommendation Statement with the intention
27	of soliciting stockholders, including Plaintiff, to tender their shares in favor of the Proposed
28

1	Transaction.

2	101. Section 14(d)(4) requires Defendants to make full and complete disclosure in
3	connection with a tender offer.

4	102. SEC Rule 14d-9 requires a Company’s directors to, furnish such additional
5	information, if any, as may be necessary to make the required statements, in light of the
6	circumstances under which they are made, not materially misleading.

7	103. Here, the Recommendation Statement violates both Section 14(d)(4) and SEC Rule
8	14d-9 because it because it is materially misleading in numerous respects, omits material facts,
9	including those set forth above and Defendants knowingly or recklessly omitted the material facts
10	from the Recommendation Statement.

11	104. The misrepresentations and omissions in the Recommendation Statement are
12	material to Plaintiff, and Plaintiff will be deprived of his entitlement to decide whether to tender
13	his shares on the basis of complete information if such misrepresentations and omissions are not
14	corrected prior to the expiration of the tender offer period regarding the Proposed Transaction.

15	105. Plaintiff has no adequate remedy at law.

16	FIFTH COUNT

17	Violations of Section 20(a) of the Exchange Act

18	(Against all Individual Defendants)

19	106. Plaintiff repeats all previous allegations as if set forth in full herein.

20	107. The Individual Defendants were privy to non-public information concerning the
21	Company and its business and operations via access to internal corporate documents, conversations
22	and connections with other corporate officers and employees, attendance at management and
23	Board meetings and committees thereof and via reports and other information provided to them in
24	connection therewith. Because of their possession of such information, the Individual Defendants
25	knew or should have known that the Recommendation Statement was materially misleading to
26	Plaintiff in his capacity as a Company stockholder.

27	108. The Individual Defendants were involved in drafting, producing, reviewing and/or
28

1	disseminating the materially false and misleading statements complained of herein. The Individual
2	Defendants were aware or should have been aware that materially false and misleading statements
3	were being issued by the Company in the Recommendation Statement and nevertheless approved,
4	ratified and/or failed to correct those statements, in violation of federal securities laws. The
5	Individual Defendants were able to, and did, control the contents of the Recommendation
6	Statement. The Individual Defendants were provided with copies of, reviewed and approved,
7	and/or signed the Recommendation Statement before its issuance and had the ability or opportunity
8	to prevent its issuance or to cause it to be corrected.

9	109. The Individual Defendants also were able to, and did, directly or indirectly, control
10	the conduct of Vocera’s business, the information contained in its filings with the SEC, and its
11	public statements. Because of their positions and access to material non-public information
12	available to them but not the public, the Individual Defendants knew or should have known that
13	the misrepresentations specified herein had not been properly disclosed to and were being
14	concealed from Plaintiff and Company, and that the Recommendation Statement was misleading.
15	As a result, the Individual Defendants are responsible for the accuracy of the Recommendation
16	Statement and are therefore responsible and liable for the misrepresentations contained herein.

17	110. The Individual Defendants acted as controlling persons of Vocera within the
18	meaning of Section 20(a) of the Exchange Act. By reason of their position with the Company, the
19	Individual Defendants had the power and authority to cause Vocera to engage in the wrongful
20	conduct complained of herein. The Individual Defendants controlled Vocera and all of its
21	employees. As alleged above, Vocera is a primary violator of Section 14 of the Exchange Act and
22	SEC Rule 14a-9. By reason of their conduct, the Individual Defendants are liable pursuant to
23	section 20(a) of the Exchange Act.

24	WHEREFORE, Plaintiff demands injunctive relief, in his favor and against the
25	Defendants, as follows:

26	(A) Enjoining the Proposed Transaction;

27	(B) In the event Defendants consummate the Proposed Transaction, rescinding it and
28

1		setting it aside or awarding rescissory damages to Plaintiff;

2		(C) Declaring and decreeing that the Merger Agreement was agreed to in breach of the
3		fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

4		(D) Directing the Individual Defendants to exercise their fiduciary duties to disseminate a
5		Recommendation Statement that does not contain any untrue statements of material fact
6		and that states all material facts required in it or necessary to make the statements contained
7		therein not misleading;

8		(E) Directing defendants to account to Plaintiff for damages sustained because of the
9		wrongs complained of herein;

10		(F) Awarding Plaintiff the costs of this action, including reasonable allowance for
11		Plaintiff’s attorneys’ and experts’ fees; and

12		(G) Granting such other and further relief as this Court may deem just and proper.

13		DEMAND FOR JURY TRIAL

14		Plaintiff hereby demands a jury on all issues which can be heard by a jury.

15

	Dated: January 27, 2022	BRODSKY & SMITH
16
17		By: /s/ Evan J. Smith
Evan J. inquire (SBN 242352)
18		esmith@brodskysmith.com
Ryan P. Cardona, Esquire (SBN 302113)
19		rcardona@brodskysmith.com
9595 Wilshire Blvd., Ste. 900
20		Phone: (877) 534-2590
Facsimile (310) 247-0160
21
22		Attorneys for Plaintiff
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